Exhibit (d)(26)

NORTHERN INSTITUTIONAL FUNDS

AMENDMENT NO. 1 TO THE

ADVISORY FEE WAIVER AGREEMENT

This Amendment, dated as of the 5th day of August, 2010, is entered into by and among NORTHERN INSTITUTIONAL FUNDS (the “Trust”), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended, and NORTHERN TRUST INVESTMENTS, N.A. (“NTI”).

WHEREAS, NTI serves as investment adviser to each portfolio of the Trust pursuant to an Amended and Restated Investment Advisory Agreement (the “Advisory Agreement”) between the Trust and NTI dated January 29, 2008, as amended.

WHEREAS, NTI has undertaken to limit investment advisory fees of certain of the portfolios of the Trust in order to improve the performance of each such portfolio pursuant to an Advisory Fee Waiver Agreement (the “Waiver Agreement”) by and among the Trust and NTI dated April 1, 2010.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

I. The first sentence of Section 2 of the Waiver Agreement shall be revised to read as follows:

The termination date of this Agreement for all Portfolios except the Large Cap Equity and Large Cap Growth Portfolios (formerly known as the Diversified Growth and Focused Growth Portfolios, respectively) shall be April 1, 2011 and for the Large Cap Equity and Large Cap Growth Portfolios shall be August 1, 2011 (together, the “Initial Term”).

II. Except to the extent supplemented hereby, the Waiver Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

NORTHERN INSTITUTIONAL FUNDS

By:	/s/ Lloyd A. Wennlund
Name:	Lloyd A. Wennlund
Title:	President

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	Senior Vice President

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